In connection with an internal investigation by management, and separate investigations bythe SEC and the Secretary of the Commonwealth, Securities Division, of the Commonwealth of Massachusetts, into the circumstances surrounding the drop in net asset value of the Evergreen Ultra Short Opportunities Fund in May and June 2008, management of the Diversified Income Builder Fund determined that the NovaStar
ABS CDO, Ltd. investment held by the Diversified Income Builder Fund was valued inaccurately for the period from August 1, 2007 to June 9, 2008. Accordingly, the Diversified Income Builder Fund has restated its financial statements and the Financial Highlights for the year ended April 30, 2008. EIMC has agreed to make certain reimbursement payments to shareholders who transacted in Diversified Income Builder Fund shares at inaccurate prices during the period. The principal effect of this restatement is to decrease the net assets of the Diversified Income Builder Fund at April 30, 2008 and the Diversified Income Builder
Funds net asset values per share at April 30, 2008. The restatement also results in a decrease to the Diversified Income Builder Funds total return for the year ended April 30, 2008. The effects of the restatement by line item for the periods presented in these restated financial statements are as follows:

            				Previously Reported 	Restated
Class A Financial Highlights for the year ended April 30, 2008
Net realized and unrealized gains or losses on investments $ (0.29) $ (0.35) Net asset value, end of period $ 6.12 $ 6.06
Total return (0.30)% (1.26)%
Net assets, end of period (thousands) $ 147,430 $ 145,924
Class B Financial Highlights for the year ended April 30, 2008
Net realized and unrealized gains or losses on investments $ (0.30) $ (0.36) Net asset value, end of period $ 6.14 $ 6.08
Total return (1.02)% (1.97)%
Net assets, end of period (thousands) $ 37,846 $ 37,459
Class C Financial Highlights for the year ended April 30, 2008
Net realized and unrealized gains or losses on investments $ (0.29) $ (0.35) Net asset value, end of period $ 6.13 $ 6.07
Total return (1.03)% (1.98)%
Net assets, end of period (thousands) $ 61,860 $ 61,229

Class I Financial Highlights for the year ended April 30, 2008
Net realized and unrealized gains or losses on investments $ (0.29) $ (0.35) Net asset value, end of period $ 6.02 $ 5.96
Total return (0.12)% (1.09)%
Net assets, end of period (thousands) $ 25,200 $ 24,944
Schedule of Investments as of April 30, 2008
Total Investments $ 303,217,381 $ 300,437,061
Statement of Assets and Liabilities as of April 30, 2008
Investments in securities, at value $ 267,727,650 $ 264,947,330
Total investments $ 303,217,381 $ 300,437,061
Total Assets $ 308,626,947 $ 305,846,627
Net assets represented by
Net unrealized losses on investments $ (5,020,190) $ (7,800,510)
Total net assets $ 272,335,724 $ 269,555,404
Net assets consists of
Class A $ 147,429,761 $ 145,924,103
Class B $ 37,845,606 $ 37,458,705
Class C $ 61,860,078 $ 61,228,678
Class I $ 25,200,279 $ 24,943,918
Net asset value per share
Class A $ 6.12 $ 6.06
Class A offer $ 6.43 $ 6.36
Class B $ 6.14 $ 6.08
Class C $ 6.13 $ 6.07
Class I $ 6.02 $ 5.96

Statement of Operations for the year ended April 30, 2008
Net change in unrealized gains or losses on investments $
(12,993,879) $ (15,774,199)
Net realized and unrealized gains or losses on investments $
(13,939,653) $ (16,719,973)
Net decrease in net assets resulting from operations $
(2,471,145) $ (5,251,465)
Statement of Changes in Net Assets for the year ended April 30, 2008 Net change in unrealized gains or losses on investments $
(12,993,879) $ (15,774,199)
Net increase (decrease) in net assets resulting from operations
$ (2,471,145) $ (5,251,465)
Total decrease in net assets $ (26,394,504) $ (29,174,824)
Net assets end of period $ 272,335,724 $ 269,555,404